Belk, Inc. Posts Record Results
Third Quarter Sales Increase 13.3 Percent, Net Income Gains $27.6 Million
CHARLOTTE, N.C., December 4, 2006 — Belk, Inc. today announced operating results for its fiscal third quarter and first nine months ended October 28, 2006.
The company’s core business was very strong with comparable store sales up 7.4 percent for the third quarter. Total sales for the period were aided by the opening of six new Belk stores, one expansion and one month’s revenues from the newly acquired Parisian stores.
Tim Belk, chairman and chief executive officer, stated, “Business results exceeded our expectations. Third quarter sales were exceptionally strong, driven by women’s, men’s and children’s. It is very gratifying to see the business in our comparable stores drive the overall results, both on the top line and the bottom line. Everyone has been working very hard on two new acquisitions, Migerobe fine jewelry and Parisian, which have provided new growth opportunities for the company.”
Net Sales
Net sales for the 13-week period increased 13.3 percent to $794.3 million compared to the same prior-year period. The increase was due primarily to a 7.4 percent increase in comparable store sales, sales from new stores opened during the year and sales from the Migerobe fine jewelry business acquired by the company in July and from 38 Parisian stores acquired from Saks Incorporated in October.
Net sales for the first nine months increased 21.7 percent to $2,278.8 million compared to the same prior-year period, driven by sales from the former Proffitt’s and McRae’s stores acquired by the company in July 2005, a 4.9 percent increase in comparable store sales, sales from new stores opened during the year and sales resulting from the Migerobe and Parisian acquisitions.
Net Income
Net income for the third quarter was a record $23.1 million compared to a $4.5 million loss for the same prior-year period. The increase was due primarily to increased comparable store sales and higher gross margins during the period, together with the impact of Hurricane Katrina and transition costs for the company’s acquisition of the former Proffitt’s and McRae’s stores in the same prior-year period. Net income excluding non-comparable items was $15.7 million compared to a $3.9 million loss for the same prior-year period. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Net income for the first nine months increased to a record $68.8 million compared to the same prior-year period. Net income excluding non-comparable items increased to $60.8 million.
Belk Completes Acquisition of Parisian, Sells Five Locations to Bon-Ton Stores
On October 2, 2006, Belk completed the stock purchase of Parisian department stores from Saks Incorporated. Belk paid $285 million in cash plus a credit card premium, working capital adjustment and capital expenditure reimbursement. The transaction included 38 Parisian department stores located in nine Southeastern and Midwestern states and two additional stores that have opened since the transaction closing. As previously announced, the integration of the acquired stores is expected to take approximately 24 months, with the stores being re-branded as Belk in the third quarter of calendar 2007.
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On October 25, 2006, Belk announced plans to divest 11 of the Parisian stores. In a transaction completed on October 30, 2006, the company sold four stores located in Michigan (2), Indiana and Ohio to The Bon-Ton Stores, Inc. of York, Pa. for $22.0 million plus an inventory adjustment. The transaction also included a Parisian store scheduled to open in Clinton Township, Mich. in fall 2007. Other Parisian stores included in the divestiture plans announced on October 25 are located in Indiana, Ohio, Georgia, South Carolina (2) and Tennessee (2).
On November 9, 2006, Belk announced that it entered into an agreement with Federated Department Stores, Inc. to exchange its Parisian store at The Avenue Carriage Crossing in Collierville, Tenn. for a Macy’s store at Mayfaire Town Center in Wilmington, N.C. The transaction is expected to close in the first quarter of calendar 2007.
Belk Expands Fine Jewelry Business
The company continued the integration of the assets of Migerobe, Inc. acquired on July 30, 2006, and established a fine jewelry division at its corporate headquarters in Charlotte. This fall, Belk opened nine additional fine jewelry departments and began operating 11 other fine jewelry businesses in its stores that were previously operated as leased departments.
New Stores, Expansions, Renovations
Six new Belk stores opened during the third quarter ended October 28, 2006, including three in new markets in Trussville, Ala., Stillwater, Okla., and Ft. Myers, Fla., and three replacement stores in Roanoke Rapids, N.C., Wilson, N.C., and Walterboro, S.C. A new Parisian store also opened in Trussville, Ala., and the company completed an expansion and renovation of its Belk store in Rogers, Ark. Another new Parisian store opened in Little Rock, Ark. on November 1, 2006, followed by the grand re-openings of five newly expanded and renovated Belk stores in Jasper, Ala., Sanford, N.C., Southern Pines, N.C., Mount Pleasant, S.C., and Hartwell, Ga. on November 3, 2006.
Including the new Belk stores that opened on April 5, 2006 in Branson, Mo., Mt. Juliet, Tenn., Buford, Ga., and Knoxville, Tenn., the company has opened a total of 10 new Belk stores and two new Parisian stores with a combined gross space of 947,672 square feet during the first nine months.
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the largest privately owned department store company in the United States with 279 Belk stores and 36 Parisian stores located in 18 states primarily in the Southeast. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items”. Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.
Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future
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performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: our ability to execute our growth and expansion plans; our ability to successfully integrate the Proffitt’s, McRae’s and Parisian department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; changes in interest rates; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to contain costs and fully realize synergies from our operational consolidations; and changes in accounting standards or legal regulatory matters.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006 and our other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
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BELK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three months ended		Nine months ended
	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005
(millions)
Revenues	$794.3	$701.3	$2,278.8	$1,872.1
Cost of goods sold (including occupancy and buying expenses)	535.3	490.6	1,527.7	1,274.0
Selling, general and administrative expenses	223.1	203.0	623.4	506.3
Asset impairment and store closing costs	.7	—	2.4	1.7
Gain on property and equipment	8.8	—	9.7	.1
Hurricane losses	—	.9	—	.9

Operating income	44.0	6.8	135.0	89.3
Interest expense, net	(11.8)	(14.2)	(33.1)	(31.7)
Gain on investments, net	3.3	—	5.0	—

Income (loss) before income taxes	35.5	(7.4)	106.9	57.6
Income tax expense (benefit)	12.4	(2.9)	38.1	20.6

Net income (loss)	$23.1	$(4.5)	$68.8	$37.0

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Three months ended		Nine months ended
	October 28,	October 29,	October 28,	October 29,
	2006	2005	2006	2005
(millions)
Net income (loss)	$23.1	$(4.5)	$68.8	$37.0
Asset impairment and store closing costs, net of income tax	.5	—	1.5	1.1
Gain on property and equipment, net of income tax	(5.7)	—	(6.3)	—
Hurricane losses, net of income tax	—	.6	—	.6
Gain on investments, net of income tax	(2.2)	—	(3.2)	—

Net income (loss) excluding non-comparable items	$15.7	$(3.9)	$60.8	$38.7